PROFESSIONALLY MANAGED PORTFOLIOS

SECOND AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS SECOND AMENDMENT dated as of the __ day of ______, 2017, to the Distribution Agreement, dated as of February 24, 2009, as amended August 14, 2012 (the "Agreement") is entered into by and between PROFESSIONALLY MANAGED PORTFOLIOS, a Massachusetts business trust (the “Trust”), on behalf of its series, the CONGRESS FUNDS and QUASAR DISTRIBUTORS, LLC, a Delaware limited liability company (the “Distributor”).

WHEREAS, the parties to the Agreement desire to amend the Agreement to add the Congress Small Cap Growth Fund in the manner set forth herein;

NOW THEREFORE, pursuant to section 11 of the Agreement, the parties hereby amend the Agreement as follows:

Amended Exhibit A of the Agreement shall be amended and replaced in its entirety by the Amended Exhibit A (“Amended Exhibit A”) attached herein.

The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

PROFESSIONALLY MANAGED PORTFOLIOS	QUASAR DISTRIBUTORS, LLC
By:	By:
Name: Elaine E. Richards	Name: James R. Schoenike
Title: President	Title: President

Amended Exhibit A
to the
Distribution Agreement – Professionally Managed Portfolios

Separate Series

Name of Series
Congress Large Cap Growth Fund
Congress All Cap Opportunity Fund
Congress Mid Cap Growth Fund
Congress Small Cap Growth Fund